EXHIBIT 99.1

Chrysler Group LLC Reports July 2012 U.S. Sales Increased 13 Percent; Best July Sales in Five Years

•	Best July sales since 2007

•	28th-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in July compared with same month a year ago

•	Chrysler brand sales up 35 percent; best July sales since 2008

•	Chrysler 200 mid-size sedan sets sales record for month of July

•	Chrysler 300 flagship sedan posts 41 percent increase; best July sales since 2008

•	Chrysler Town & Country minivan records double-digit sales gain and best July since 2006

•	FIAT brand sales up 22 percent; sets sales record for month of July

•	Ram pickup truck sales up 17 percent; best July sales since 2007

•	Ram Truck brand has best July sales in four years

•	Jeep brand sales up 7 percent; best July sales since 2005

•	Jeep Liberty sales increase 34 percent; largest percentage increase of Jeep brand models

•	Jeep Grand Cherokee has best July sales in seven years

•	Dodge brand sales up 6 percent; best July sales since 2005

•	Production of the all-new 2013 Dodge Dart ramping up with addition of third crew at Belvidere, Ill. assembly plant

•	Dodge Journey full-size crossover sets sales record for the month of July

•	Dodge Dart, Fiat 500 and Jeep Patriot named to Consumer Guide Automotive’s list of the ‘10 Coolest Cars Under $18,000’

Auburn Hills, Mich., Aug. 1, 2012 – Chrysler Group LLC today reported U.S. sales of 126,089 units, a 13 percent increase compared with sales in July 2011 (112,026 units), and the group’s best July sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each posted sales increases in July compared with the same month a year ago. Chrysler Group recorded its 28th-consecutive month of year-over-year sales gains in July. The Chrysler brand led the way with its 35 percent sales gain, the largest percentage increase of any Chrysler Group brand in July.

“July was another solid month for Chrysler Group as we again demonstrated our disciplined and methodical approach to growing sales and profits,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “In July we recorded a 13 percent increase in sales and our 28th-consecutive month of year-over-year sales growth. In addition we also announced a second quarter modified operating profit of $755 million representing our highest quarterly profits in more than a decade.”

Chrysler Group’s 13 percent sales increase was driven in part by two models that set sales records for the month of July: the Chrysler 200 mid-size sedan, and the Dodge Journey full-size crossover. Sales of the award-winning Journey were up 69 percent, the largest percentage increase of any Chrysler Group model in July.

Also contributing to Chrysler Group’s July increase were the Ram pickup truck, the group’s volume leader, with its 17 percent sales increase, and the Chrysler 300 flagship sedan with a solid 41 percent gain. Sales of the Jeep Grand Cherokee, the most awarded SUV ever, were up 22 percent while the Jeep Liberty mid-size SUV recorded a 34 percent sales increase, the largest year-over-year percentage sales gain of any Jeep model in July.

Chrysler Group finished the month with a 65-days supply of inventory (341,699 units). U.S. industry sales figures for July are projected at an estimated 14 million units Seasonally Adjusted Annual Rate (SAAR).

July 2012 U.S. Sales Highlights by Brand

Chrysler Brand

Chrysler brand sales were up 35 percent, the brand’s best July sales in four years and the largest year-over-year percentage increase of any Chrysler Group brand in July. All three Chrysler brand models contributed to the sales gain by logging double-digit sales increases in July compared with the same month a year ago. The Chrysler 200 mid-size sedan was the brand’s volume leader, setting a sales record for the month of July with its 43 percent sales increase. The Chrysler Town & Country minivan rolled up a 25 percent sales gain, its best July since 2006, while the Chrysler 300 flagship sedan, with a strong 41 percent gain, recorded its best July sales since 2008.

FIAT Brand

FIAT brand sales, up 22 percent compared with the same month a year ago, set a sales record for the month of July. The Fiat 500 Cabrio did particularly well with a triple-digit percentage sales increase in July versus the same month in 2011. The editors at Consumer Guide Automotive named the Fiat 500 to its annual list of the “10 Coolest Cars Under $18,000.” Editors at the publication test drove and evaluated each new car with a base U.S. Manufacturer’s Suggested Retail Price (MSRP) under $18,000. The 2012 Fiat 500 topped this annual list.

Ram Truck Brand

The Ram pickup truck, Chrysler Group’s volume leader, extended its streak of year-over-year sales gains to 27-consecutive months in July. Sales of the Ram pickup truck were up 17 percent in July compared with the same month a year ago. It was the pickup truck’s best July sales performance since 2007. Of the Ram 1500 sales, the regular cab pickups posted the largest percentage sales increase in July, while the crew cab trucks led in volume. The Ram Truck brand, which posted its best July sales in four years, continues to grow sales with its 2012 models while preparing to launch the all-new 2013 Ram 1500 with its best-in-class fuel economy, state-of-the-art technology, and class-exclusive features. Ram Truck dealers are expected to begin ordering the new Ram early this month with production slated to begin in September.

Jeep® Brand

Jeep brand sales were up 7 percent, the brand’s best July sales since 2005, and its 27th-consecutive month of year-over-year sales gains. Sales of the Jeep Grand Cherokee, the most awarded SUV ever, were up 22 percent, its best July sales in seven years. Jeep Liberty sales were up 34 percent, the largest percentage increase of all Jeep models in July. Sales of the Jeep Patriot were up 28 percent in July. Editors at Consumer Guide Automotive named Patriot to its “10 Coolest Cars Under $18,000” list in July. The Jeep Compass compact SUV had its best sales month of this year.

Dodge Brand

Dodge brand sales increased 6 percent in July, the brand’s best July sales since 2005. The Dodge Journey full-size crossover set a sales record for the month of July. With its 69 percent sales increase, the Journey, the most versatile and affordable crossover in America, turned in the largest year-over-year percentage sales increase of any Chrysler Group model in July. The all-new 2013 Dodge Dart compact car is beginning to arrive in dealership showrooms in greater numbers across the country. Sales of the Dart were up 282 percent in July compared with its first month of sales in June. Production of the Dart continues to ramp up with the addition of third crew at the Belvidere, Ill. assembly plant. The Dart was one of three Chrysler Group models that made Consumer Guide Automotive’s annual list of the “10 Coolest Cars Under $18,000.”

Chrysler Group LLC U.S. Sales Summary Thru July 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,710	3,038	22%	24,416	7,982	206%
FIAT BRAND	3,710	3,038	22%	24,416	7,982	206%

200	9,287	6,509	43%	78,389	38,980	101%
Sebring	0	0		0	2,380	-100%
300	3,399	2,415	41%	44,200	16,096	175%
PT Cruiser	0	0		0	1,328	-100%
Town & Country	8,106	6,503	25%	65,957	52,711	25%
CHRYSLER BRAND	20,792	15,427	35%	188,546	111,495	69%

Compass	4,099	4,430	-7%	24,612	25,191	-2%
Patriot	5,870	4,598	28%	38,577	33,751	14%
Wrangler	12,216	14,355	-15%	83,087	67,591	23%
Liberty	7,803	5,809	34%	50,142	37,109	35%
Grand Cherokee	11,571	9,499	22%	86,688	63,869	36%
Commander	0	0		0	104	-100%
JEEP BRAND	41,559	38,691	7%	283,106	227,615	24%

Caliber	520	3,305	-84%	9,502	24,810	-62%
Dart	772	0	New	974	0	New
Avenger	5,188	3,626	43%	58,050	34,099	70%
Charger	6,440	5,344	21%	52,203	43,185	21%
Challenger	3,631	3,509	3%	27,082	23,670	14%
Viper	0	14	-100%	20	128	-84%
Journey	7,051	4,180	69%	43,802	31,285	40%
Caravan	9,247	6,485	43%	78,211	63,455	23%
Nitro	45	1,826	-98%	3,182	13,984	-77%
Durango	2,736	5,364	-49%	24,182	28,935	-16%
DODGE BRAND	35,630	33,653	6%	297,208	263,551	13%

Dakota	19	906	-98%	478	9,106	-95%
Ram P/U	23,824	20,311	17%	162,405	132,209	23%
Cargo Van	555	0	New	3,998	0	New
RAM BRAND	24,398	21,217	15%	166,881	141,315	18%

TOTAL CHRYSLER GROUP LLC	126,089	112,026	13%	960,157	751,958	28%

TOTAL CAR	32,947	27,760	19%	294,836	191,330	54%
TOTAL TRUCK	93,142	84,266	11%	665,321	560,628	19%